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Exhibit 5.1

[Letterhead of Simpson Thacher & Bartlett]

November 16, 2001

Applera Corporation
301 Merritt 7
Norwalk, Connecticut 06851-1070

Ladies and Gentlemen:

    We have acted as counsel to Applera Corporation, a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 of the Company (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to up to 748,513 shares (the "Shares") of Applera Corporation—Celera Genomics Group Common Stock, par value $0.01 per share ("Applera—Celera Stock") to be issued by the Company from time to time upon exercise of Class A common stock purchase warrants and Class B common stock purchase warrants (collectively, the "Warrants") and upon conversion of 8% Senior Secured Convertible Notes Due 2004 (the "Convertible Notes"), in each case originally issued by Axys Pharmaceuticals, Inc. ("Axys"). Axys, the Company and Angel Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company ("Merger Sub"), have entered into an Agreement and Plan of Merger, dated as of June 12, 2001 (the "Merger Agreement"), providing for the merger of Merger Sub with and into Axys (the "Merger"). Pursuant to the terms of the Warrants and the Merger Agreement, upon effectiveness of the Merger, the Warrants will become exercisable for Applera—Celera Stock. Pursuant to the terms of the Convertible Notes, the indenture and supplemental indenture with respect thereto and the Merger Agreement, upon effectiveness of the Merger, the Convertible Notes will become exercisable for Applera—Celera Stock

    We have examined (i) specimens of the Warrants, (ii) specimens of the Convertible Notes, (iii) a copy of the indenture and supplemental indenture with respect to the Convertible Notes (collectively, the "Indenture"), (iv) the agreement to be executed by Axys, the Company and the Trustee with respect to the Convertible Notes in connection with the Merger contemplated by Section 8.04 of the Supplemental Indenture (the "Section 8.04 Agreement") and (v) the Merger Agreement. In addition, we have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company.

    In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that: (1) the Indenture is the valid and legally binding obligations of the Trustee, (2) at the time of execution and delivery, the Section 8.04 Agreement will be the valid and legally binding obligation of the Trustee and (3) the Warrants are the valid and legally binding obligations of each counterparty thereto.

    Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:

      1.  The Shares into which the Warrants will initially be convertible have been duly authorized and reserved for issuance upon such conversion and, upon exercise of any Warrant and payment of the exercise price, if any, with respect thereto and delivery of such Shares in accordance with the terms of such Warrant, such Shares will be validly issued, fully paid and nonassessable.

      2.  The Shares into which the Convertible Notes will initially be convertible have been duly authorized and reserved for issuance and, upon conversion of any Convertible Notes and delivery of such Shares in accordance with the terms of such Convertible Notes, the Indenture and the Section 8.04 Agreement, such Shares will be validly issued, fully paid and nonassessable.

    We are members of the Bar of the State of New York and we do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States and the Delaware General Corporation Law.

    We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Opinions" in the Prospectus included in the Registration Statement.

Very truly yours,
/s/ SIMPSON THACHER & BARTLETT

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